UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2014
Date of Report (Date of earliest event reported)

CRAILAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation)	000-50367 (Commission File Number)	98-0359306 |(IRS Employer Identification No.)

305-4420 Chatterton Way Victoria, British Columbia (Address of principal executive offices)	V8X 5J2 (Zip Code)

(250) 658-8582
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02     Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2014, Crailar Technologies Inc. (the "Company") entered into a Senior Executive Employment Agreement with Theodore Sanders, effective retroactively to March 1, 2013, with an initial term of five years. Pursuant to the terms of the agreement, Mr. Sanders is to provide services as Chief Financial Officer of the Company. In consideration therefor, he is to receive a base salary of $225,000 per year. In the event that the Company terminates the agreement without just cause, or in the event of termination upon a change in control, the Company is required to pay Mr. Sanders: (i) 24 months of his then base salary, (ii) the portion of any then declared and/or earned bonus (prorated to the end of the six-month period from the effective date of the termination) and (iii) any outstanding vacation pay and expenses as at the effective date of the termination. In addition, the Company is obligated to (i) maintain the group medical services plan and management employee benefits programs Mr. Sanders is entitled to under the terms of the agreement for a period of one year from the effective date of the termination, and (ii) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for Mr. Sanders to exercise any unexercised and fully vested portion of his stock options on the effective date of the termination at any time during 12 months from the effective date of the termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CRAILAR TECHNOLOGIES INC.
DATE: April 22, 2014	By: /s/ Guy Prevost Guy Prevost Corporate Controller

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